SOUND SOURCE INTERACTIVE AND TDK USA CORPORATION FINALIZE DEAL; NEW VIDEO GAME COMPANY IS BORN

TUESDAY, NOVEMBER 28, 2000 6:00:00 AM EST

CALABASAS, Calif., Nov 28, 2000 SSII (the "Company") announced today completion of an equity investment by TDK USA Corporation ("TUC") in the Company.

On September 8, 2000, the Company and TUC entered into a common stock purchase agreement (the "Agreement") pursuant to which TUC acquired 4,750,000 shares of the Company's common stock for $1,425,000 on September 11, 2000, and an additional 11,917,000 shares of the Company's common stock for $3,575,000 on November 27, 2000, representing a total of approximately 74% of the Company's outstanding common stock.

TUC is a subsidiary of TDK Corp. TDK, a leading multinational manufacturer of electronic components and recording media products. The Company has changed its name from Sound Source Interactive Inc. to TDK Mediactive Inc. to be synergistic with its European counterpart, which does business as TDK Mediactive across Europe.

Pursuant to the Agreement, the Company reconstituted the Board of Directors and appointed Kenichi Aoshima, Masatoshi Shikanai, Shin Tanabe, Vincent Bitetti and John Wholihan as its directors. The Company will announce a new OTC Ticker Symbol in the near future as a result of the name change.

The Company has released five new titles for holiday 2000, including three video games and two CD-ROMs and currently has nine products in development for calendar 2001, including titles for next-generation console systems.Product positioning includes titles for teens, tweens, casual gamers, families and children 5 to 10. Retail customers for North America currently include Wal-Mart, Target, Toys R Us, Best Buy, and others, including etailers Amazon.com and eToys.com.Vincent Bitetti, the Company's interim chief executive officer, has signed multi-year employment and stock lock-up agreements and has been named chief executive officer of the Company.

The Company intends that Shin Tanabe, executive director of TDK Recording Media Europe, S.A., will be appointed as the President and Chief Operating Officer of the Company, and will oversee the Company's worldwide interests in the video game business. Tanabe will coordinate worldwide operations from the Company's Southern California facility.

"I am pleased to announce the birth of our new company," commented Vincent Bitetti, Chief Executive Officer of TDK Mediactive Inc. "Our business plan is on track to restore company fundamentals and participate significantly in the coming years' forecasted explosion in home entertainment."

"I am looking forward to my continuing business relationship with Mr. Bitetti and the management team," commented Shin Tanabe, President and Chief Operating Officer of TDK Mediactive Inc. "TDK USA will assist us with certain operational resources and TDK Recording Media Europe will share development costs for all platforms under existing distribution arrangements."

Tanabe continued, "This business requires significant resources, creativity and a worldwide business plan to succeed and I am excited to be joining the North American effort."
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About TDK USA Corporation

TDK USA Corporation ("TUC"), founded in 1981, is a wholly owned subsidiary of TDK Corporation TDK and the parent company of TDK's 11 U.S. subsidiaries.

Through these U.S. subsidiaries, TUC is engaged in the manufacture, sale and distribution of blank recording media (optical and magnetic), electronic materials and components, and integrated circuits of LAN/WAN embedded modem and set-top box applications and employs in excess of 2300 employees. More information on TUC is available through TDK's worldwide Web site at www.tdk.com

About TDK Europe

TDK Recording Media Europe, S.A. is the TDK's Recording Media and Systems Business group headquarter in Europe. Its European distribution covers all channels including Hypermarkets, supermarkets, record/video stores, electronics stores, department stores, kiosks, bookstores and others, throughout Europe.

The digital contents business unit, TDK Mediactive, was founded on June 1, 1999, as a new business unit of TDK Recording Media Europe S.A. Expanding into complementary business domains, TDK Mediactive develops, produces and markets edutainment and entertainment software for PC, MAC and video game platforms, as well as music video programs on DVD Video.

The company co-operates with leading content developers and publishers around the world to acquire title programs and market them under the TDK brand, which is widely associated with high quality products. The TDK Mediactive business unit for the European market is located at the European headquarters of TDK Recording Media Europe S.A., at Z.I. Bommelscheuer, L-4901 Bascharge, Grand Duchy of Luxembourg.

TDK Mediactive: www.tdk-mediactive.com. TDK Recording Media Europe S.A.: www.tdk-europe.com

About TDK Mediactive Inc. North America

Headquartered in Calabasas, TDK Mediactive Inc. is a high-quality publisher of interactive software for personal computers and console systems. The Company is a comprehensive software studio, producing products based on original and licensed content derived from major motion pictures, video franchises, popular literature and popular culture.

The Company has exclusive technology and content licenses with Sony Entertainment Corporation of America, Microsoft, Nintendo of America, Universal Studios, The Harvey Entertainment Co., R & S Trading, New Line Cinema, Signature Networks and others. More information on TDK Mediactive, Inc. and its products is available through its worldwide web site at www.tdk-mediactive.com


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This release contains forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Risk factors include substantial dilution to existing shareholders and changes in the Company's public warrants. Readers should not place undue reliance on forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. Readers should carefully review the risk factors described in the documents the Company files from time to time with the Securities and Exchange Commission.


CONTACT:           Sound Source Interactive Inc., Calabasas
                   Vincent Bitetti, 818/878-0505, ext